PURCHASE AGREEMENT
                                 RE:  PROJECT 52

                              2152-2162 Heller Lane



      THIS PURCHASE AGREEMENT (this "Agreement") is made as of March _____, 1996 (the "date of this Agreement") between ANGELES PARTNERS XIV, a California limited partnership ("Seller") and MILLER VALENTINE REALTY, INC., an Ohio corporation ( Purchaser ).

Section 1.  Description of Property:  Agreement of Purchase and Sale.

      1.1 Purchase and Sale; Property. Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and pay for, upon the terms and conditions contained in this Agreement, the following:

            1.1.1 The parcel of land located in Beavercreek, Greene County, State of Ohio, as more particularly described in Exhibit A (the "Land"), together with any interest of Seller in any alleys, strips or gores of land, if any adjoining the Land.

            1.1.2 An office/industrial building containing approximately 94,600 square feet of gross area and all other buildings, structures, appurtenances, landscaping and other improvements on the Land (the "Improvements") (the land and improvements are referred to as the "Premises"); the address of the Premises is commonly referred to as 2152 - 2162 Heller Lane, Xenia, Ohio.

            1.1.3 Any building supplies, fuels, intangible rights wherever located including, but not limited to, all plans and specifications, surveys, studies and drawings related to the Premises, all transferable permits and licenses and all warranties and guarantees of contractors, suppliers and manufacturers, all fixtures, machinery and equipment, heating, ventilating and air conditioning equipment and systems, plumbing and electrical equipment and systems, furnishings, furniture, alarm systems, sprinkler systems and all other tangible and intangible personal property that is owned by Seller and attached to, appurtenant to or located in or used in connection with the operation, management or maintenance of the Premises (all of the foregoing being collectively referred to as the "Personal Property");

            1.1.4 All right, title and interest of Seller in and to any air rights, riparian rights, easements, right-of-way, rights of ingress or egress, licenses or other interests in or to any land, highway, street, road or avenue, open or proposed, in, on, across, abutting or adjoining, the Land.

            1.1.5 Any and all other rights, privileges and appurtenances owned by Seller and in any way related to, or used in connection with, the operation, management, or maintenance of the Premises and/or the Personal Property; and

            1.1.6 All right, title and interest of Seller in and to any condemnation award or proceeds of insurance made or to be made in respect of the Premises, the Personal Property or any of the other interests described above.

            1.1.7 All right, title and interest of Seller in and to all rents, income, revenues, issues and profits, leases and rental agreements affecting or pertaining to the Premises or any part thereof.

      The term "Property" as used in this Agreement shall mean all property, whether real or personal, tangible or intangible, set out in this Section 1.1.

Section 2.  Purchase Price.

      2.1 Purchase Price. The total purchase price (Purchase Price) shall be a sum of money equal to (i) outstanding and unpaid principal, interest and any other sums necessary to be paid to satisfy in full and to obtain the release of the security for that certain obligation owed to the Sun Life Assurance Company of America (Sun Life Obligation), which obligation is secured by, among other things, that certain mortgage recorded at Vol. 105, page 582 of the mortgage records of the Greene County, Ohio Recorder s Office and (ii) the unpaid principal (but not accrued interest) owing on that certain obligation (Mid-States Obligation) owed to Mid-States Development Company, which obligation is secured by, among other things, that certain mortgage recorded at Vol. 274, page 179(and as the same may have been amended from time to time) of the mortgage records of the Greene County, Ohio Recorder s Office. The Purchase Price is currently estimated to be $1,625,000, based upon an estimated payoff balance of the Sun Life Obligation as of May 1, 1996 of $1,039,665 and the principal balance of the Mid-States Obligation as of March 1, 1996 of $584,723.00.

      2.2 The Purchaser shall be responsible for obtaining the release of the mortgage and other documents securing the Mid-States Obligation (even though the sum available to Mid-States Development company from the proceeds of closing do not satisfy in full the Mid-States Obligation) upon payment to Mid-States Development Company from the Purchase Price of the unpaid principal balance of the Mid-States Obligation as the same may exist at the time of closing. In addition, Purchaser agrees to release any lien which it may hold on the Property even though it will receive none of the Purchase Price at closing.

      2.3 This Agreement provides for certain adjustments to the Purchase Price and other payments to be made by Seller in 4.2 (survey), 9.1 (real estate taxes, 9.2 (rents), 9.3 (security deposits), 13 (commissions), and 16
(Sellers expenses), and any other adjustments or payments as provided in this Agreement which are Seller s responsibility. To the extent that Seller does not have cash available to pay for such matters at closing, Purchaser agrees to loan funds therefor to Seller, which loan shall be treated as advanced under that certain loan agreement between Seller and Purchaser dated March 2, 1992 and secured by the Mortgage recorded on March 4, 1992 at Microfiche 92-650D02 of the mortgage records of the Montgomery County, Ohio Recorder s Office.

      2.4 Purchaser, as operator of the Property, agrees to make no payment on the Mid-States Obligation prior to closing, except with the written consent of Seller, and to make no payment on Sun Life Obligation prior to closing, except for monthly payments in amount as have customarily been made or with the written consent of Seller.

      2.5 Notwithstanding anything to the contrary provided herein, Purchaser shall, in addition to the Purchase Price, pay the sum of $5,000 to Seller as a consultation fee for services provided by Seller to and for the benefit of Purchaser in connection with Purchaser s evaluation of the Property.

      2.6 The Purchase Price, subject to adjustment as provided herein, shall be payable at closing in immediately available funds and shall be disbursed by Title Insurer by check or wire transfer as Seller, holders of liens or other recipients of the proceeds of sale may reasonably direct.

Section 3.  Documents and Inspections.

      3.1 Seller's Deliveries. Upon execution of this Agreement to the extent not previously delivered, Seller shall deliver to Purchaser correct copies of each of the following documents and materials:

            3.1.1 All of the agreements, oral or written, formal or informal, actually known by Seller to pertain to the ownership, management, maintenance and operation of the Property other than agreements entered by Miller-Valentine Realty, Inc., ( Manager ) as manager of the property.

            3.1.2 All plans, specifications and blueprints pertaining to the Improvements that are in Seller's possession.

            3.1.3 All certificates of occupancy, licenses, permits, authorizations and approvals, issued by any governmental authorities having jurisdiction over the Property, together with copies of all certificates issued by any local board of fire underwriters (or other body exercising similar functions), if available.

            3.1.4 All leases and rental agreements relating or pertaining to the Property or any part thereof other than those which are in the possession of the Manager.

      3.2 Entry for Inspection. Immediately upon the execution of this Agreement and thereafter continuously through the date of Closing, Seller shall make the Property available for inspection by Purchaser, and Purchaser's agents, employees and contractors. During that time, Purchaser may, at Purchaser's sole risk and expense, undertake a complete physical inspection of the Property as Purchaser deems appropriate, including but not limited to a Phase 1 environmental assessment. Purchaser is aware that there are underground storage tanks on the Property and shall conduct such tests thereof to determine their suitability with applicable laws as Seller deems appropriate. Purchaser agrees to indemnify and save Seller harmless against all liabilities, claims, damages, penalties, costs and expenses incurred by or asserted against Seller in connection with or arising out of the entry upon the Premises by Purchaser or Purchaser's employees, agents, or contractors. This obligation shall survive the consummation or termination of this Agreement.

      3.3 Inspection Period. Purchaser shall have until the date of Closing (the "Inspection Period"), in which to determine whether the condition and suitability of the Property and all of the items delivered to Purchaser pursuant to Section 3.1 are satisfactory to Purchaser (or Purchaser s lender). If the Property or any of such items is not satisfactory to Purchaser, Purchaser may elect not to purchase the Property by sending written notice of termination to Seller, postmarked not later than the date of Closing. In such event, this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations that are expressly stated to survive expiration or termination of this Agreement.

Section 4.  Title and Survey.

      4.1  Title; Deed.  Prior to Closing, Purchaser shall obtain, at
Purchaser s cost, a commitment for an Owner's Policy of Title Insurance (the "Commitment") issued by Chicago Title Insurance Company (the "Title Company") and dated as of a current date, pursuant to which the Title Company shall commit to issue to Purchaser an ALTA Owner's Policy of Title Insurance, in the amount of the Purchase Price, with all printed General Exceptions of Schedule B of the title policy form deleted, insuring in Purchaser marketable fee simple title to the Premises, subject only to the "Permitted Exceptions" as defined below. At the Closing, and as a condition to Purchaser's obligations under this Agreement, the Title Company shall deliver to Purchaser the policy of title insurance in accordance with the Commitment. At Closing, Seller will convey the Premises to Purchaser (or Purchaser s designee) by transferable and recordable limited warranty deed, conveying marketable title to Purchaser, or its nominee, free and clear of all defects, liens, claims, encumbrances, easements, restrictions, covenants, conditions, encroachments, assessments (general or special) or any other exceptions, including but not limited to the printed General Exceptions of Schedule B of the title policy form, except for the following (the "Permitted Exceptions"):

            (a)   All legal highways.

            (b) Zoning, building and other laws, ordinances, codes and regulations that do not materially adversely affect the use of the Property for office and warehouse purposes;

            (c) Easements, rights-of-way, covenants and restrictions of record, to the extent that such easements, right-of-way, covenants and restrictions do not interfere with, obstruct, or otherwise impair, in Purchaser's sole judgment, Purchaser's current or intended future use and enjoyment of the Premises or Purchaser's plans for the future development of the Premises; and

            (d) Installments of real estate taxes and assessments which are a lien upon the Premises, but not yet due and payable.
Any mortgage or other monetary lien on the Property is to be discharged and paid by Seller at the time of Closing.

      4.2 Survey. Prior to Closing, Purchaser (at Seller's cost) shall obtain such survey ("Survey") as is reasonably necessary to cause the title insurer to delete the survey exception from the title insurance policy and to satisfy the requirements of Purchaser's lender, if any, certified to Purchaser, the title insurer, and Purchaser's lender, if any, showing all improvements, easements, roads, highways, and other restrictions affecting the Property.

      4.3 U.C.C. Searches. Prior to Closing, Purchaser may obtain, at Purchaser s cost, current searches of all uniform commercial code financing statements filed with the Secretary of State of Ohio and the County Recorder's Office in Greene County, Ohio, against Seller and against all prior owners of the Property. If claims or liens are revealed that do or could encumber the Property, then the cure and termination election provisions set forth below shall apply.

      4.4   Defects and Cure.

            4.4.1 The Commitment, the Survey and the uniform commercial code searches described in Sections 4.1 through 4.3 are referred to as the "Title Evidence." Purchaser shall notify Seller of Purchaser's disapproval of any matter contained in the Title evidence promptly after Purchaser's receipt of all of the Title Evidence and copies of the documents referred to in the Title Evidence as exceptions or exclusions from coverage. Except for real estate taxes that are to be prorated at Closing and mortgages and other monetary liens which, in any event and notwithstanding anything hereinafter to the contrary, shall be discharged and paid at Closing, Purchaser's failure to so notify Seller of disapproval of any matter shall be deemed approval of that matter. If the Title Evidence discloses, with respect to the Survey, conditions that will adversely affect Purchaser's current or future use or enjoyment of the Premises or Purchaser's plans for the future development of the Premises, with respect to the Title Commitment, matters other than the Permitted Exceptions, or with respect to the Uniform Commercial Code searches, liens or claims (collectively, "Defects"), those Defects shall, as a condition to Purchaser's obligations under this Agreement, be cured or removed from the Title Evidence prior to or at Closing, which shall take place on the date specified in Section 7. If Seller fails to cure and remove all Defects within fifteen (15) days after written notice, this Agreement (1) may be terminated, at Purchaser's election, by written notice given to Seller within ten (10) days after expiration of the period allowed for cure, and at Purchaser's option, closing shall be extended until such date; or (2) Purchaser may, at its sole election, proceed to close this transaction notwithstanding the existence of such Defects. If this agreement is terminated pursuant to the provisions of this section, neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations that are expressly stated to survive consummation or termination of this Agreement.

Section 5.  Purchaser's Conditions to Closing.

      The obligation of Purchaser to close the transaction contemplated by this Agreement is subject to the following conditions, inserted for Purchaser's benefit and which may be waived by Purchaser at its sole option by notice to Seller.

      5.1 The representations and warranties contained in Section 6 of this Agreement shall be true on the date of Closing in all material respects as though those representations and warranties were made on that date.

      5.2 Seller shall not have breached any material affirmative covenant contained in this Agreement to be performed by Seller on or prior to the date of Closing.

      5.3 Purchaser shall have either affirmatively approved or shall have been deemed (pursuant to the provisions of Sections 3 and 4) to have approved all of the matters set forth in Sections 3 and 4 in respect to which Purchaser has, under provisions of this Agreement, a right of inspection and/or approval; or, in the event Purchaser has delivered written objections to Seller in respect to any of those matters, Seller has remedied Purchaser's objections prior to Closing in the manner and within the time period provided in this Agreement, or Purchaser has waived same in writing.

      5.4 Seller shall have timely delivered or caused to be delivered to Purchaser in satisfactory form the documents and all other items referred to in
Section 7 below which are to be delivered to Purchaser pursuant to the provisions thereof.

      5.5 The Title Company shall at Closing have delivered or irrevocably committed itself in writing to deliver the Title Policy described in Section 4.1.

      5.6 Seller shall have obtained the consent of holders of mortgages on the Property to the sale of the Property on the terms and conditions set forth in this Agreement and the agreement of such parties to release their respective liens against the Property at Closing in any case where such mortgage is not being paid in full.

      5.7 Purchaser shall determine that all legal highways do not interfere with, obstruct, or otherwise impair, in Purchaser's sole judgment, Purchaser's current or intended future use and enjoyment of the Property or Purchaser's plans for future development of the Property and that there is adequate parking for such uses.

      5.8 Purchaser shall have received an environmental assessment satisfactory to Purchaser, as Purchaser in its sole discretion shall determine, evidencing that no condition of or concerning the Property causes or creates a situation or matter which violates or is not in compliance with any law, rule or regulation or ordinance which relates to protection of the environment or which, in Purchaser's sole judgment, would cause Purchaser to incur significant costs to correct any such matter, or to investigate such matter further to determine the potential impact thereof.

      5.9 Seller shall have obtained financing in the amount of not less than $1,000,000 on terms no less favorable than those generally prevailing for commercial loans of similar size and on similar types to commercial property as the Premises to a borrower of similar creditworthiness as Purchaser. Purchaser agrees to promptly apply for and diligently proceed with its efforts to obtain such financing. If such financing is not obtained by the Closing, Purchaser may terminate this Agreement as provided in Section 5.10 below. The Closing of this transaction is contingent upon Purchaser's lender funding said loan.

      5.10 If any of the conditions provided in this Section 5 are not satisfied or waived, or the time periods for satisfaction extended by Purchaser, then Purchaser shall have the right, in addition to any other right which it may have, to terminate this Agreement by notice delivered to Seller no later than the date of Closing or such earlier time as may be provided above. In the event of such termination, neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive consummation or termination of this Agreement.

Section 6.  Representations, Warranties and Covenants.

      6.1 Seller's Representations, Warranties and Covenants. Seller represents, warrants and covenants to Purchaser as to the following matters, and shall be deemed to remake all of the following representations, warranties and covenants as of the date of Closing without further action on its part.

            6.1.1 The execution and delivery of this Agreement by Seller, the execution and delivery of every other document and instrument delivered pursuant to this Agreement by or on behalf of Seller, and the consummation of the transactions contemplated by this Agreement have been duly authorized and validly executed and delivered by Seller, and will not (a) constitute or result in the breach of or default under any written agreement to which Seller is a party or which affects the Property; (b) constitute or result in a violation of any order, decree or injunction with respect to which Seller and/or the Property is bound; (c) cause or entitle any party to have a right to accelerate or declare a default under any written agreement to which Seller is a party or which affects the Property; and/or (d) violate any provision of any municipal, state or federal law, statutory or otherwise, to which Seller or the Property may be subject.

            6.1.2 No attachments, execution proceedings, liens, assignments or insolvency proceedings are pending or, to the actual knowledge of Seller, threatened against Seller or the Property or contemplated by Seller, except such liens as may be specifically disclosed in the Commitment, which shall be released at Closing. Seller is not contemplating the institution of insolvency proceedings.

            6.1.3 Seller is not a party to any collective bargaining agreement as to any employees who are engaged by Seller with regard to the operation and maintenance of the Property. Purchaser is assuming no responsibilities or obligations whatsoever relative to any employees engaged by Seller with regard to the operation and management of the Property, and Seller indemnifies Purchaser from and against any and all obligations and other matters relative to such employees, whether arising or accruing before or after the date of Closing.

            6.1.4 Between the date of this Agreement and the date of Closing, no part of the Property will be sold, encumbered or transferred in favor of or to any other party whatsoever.

            6.1.5 There are no purchase contracts, options or any other agreements of any kind, oral or written, by which any person or entity other than Seller will have acquired or will have any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of, any part or all of the Property other than tenants of the Property, the leases and rental agreements of which have been previously disclosed to Purchaser and which do not contain any option to purchase the Property or any part thereof.

            6.1.6 Seller is a limited partnership duly organized and validly existing under California law and qualified to own property and transact business in Ohio, and the person(s) signing this Agreement on behalf of Seller have the power and authority to enter into and perform this Agreement in accordance with its terms; and at Closing Seller's execution and delivery of this Agreement and the consummation of this transaction by its general partners will have been duly authorized by all appropriate actions and proceedings. Evidence by Seller of the foregoing representations reasonably satisfactory to Purchaser's counsel shall be delivered at Closing, which evidence may include, but not be limited to, an opinion of Seller's counsel with respect to the foregoing matters.

            6.1.7 Seller owns good record, marketable and fee simple title to the Premises in recordable form, free and clear of any and all mortgages (except mortgages to be paid or released at Closing), liens, encumbrances, claims, charges, equities, covenants, conditions, restrictions, easements, rights-of-way, or other matters, whether or not of record, except real estate taxes and assessments which are not yet due and payable, and such easements, rights-of-way and covenants of record as do not materially impair Purchaser's ability to use the same for office and warehouse purposes and tenant's rights as disclosed to Purchaser.

            6.1.8 Hazardous Materials. Seller represents and warrants to Purchaser that it has not received written notice from any federal, state or local governmental agency regarding Hazardous materials (as defined below) on, in, under or affecting the Property. Seller further represents and warrants to Purchaser that, to the best of Seller's knowledge, there has been no spill, release, discharge or disposal of Hazardous Materials on, in, under or affecting the Property. Seller further represents and warrants that, to the best of its knowledge, the soil and groundwater are not contaminated with Hazardous Materials. As used in this Agreement, the term "Hazardous Materials" means any hazardous or toxic substance, materials or waste which is or becomes regulated by any local governmental authority, any agency of the State of Ohio, or any agency of the United State Government. The term "Hazardous Materials" includes, without limitation, any material or substance which is (i) designated, defined or listed as a "hazardous substance" pursuant to the Federal Water Pollution Control Act (33 U.S.C. 1251, et seq.), the Federal Resource Conservation and Recovery Act (42 U.S.C. 9601, et seq.) or the Hazardous Materials
Transportation Act (49 U.S.C. 1801, et seq.); (ii) petroleum and any petroleum by-products; (iii) asbestos; or (iv) polychlorinated biphenyls.

      6.3 No Other Representations. Except as is expressly provided in their Agreement, Purchaser acknowledges that neither Seller nor any agent, attorney, employee or representative of Seller has made any representations as to the physical nature or condition of the Property.

      6.4 Survival. All of the representations, warranties and covenants made by Seller in Section 6.2 and elsewhere in this Agreement shall survive Closing for a period of one (1) year, except for the environmental representations, warranties and covenants which shall survive indefinitely. Unless Purchaser delivers notice to Seller of a breach of representation, warranty or covenant contained in Section 6.1 or elsewhere in this Agreement (other than a matter which relates to an environmental representation or warranty) within one (1) year of the date of Closing, the representation, warranty or covenant shall be of no further force or effect. Notwithstanding the foregoing, the covenants of general warranty contained in Seller's deed shall survive indefinitely.

Section 7.  Closing and Transfer of Title.

      7.1 Closing. The parties agree to consummate this purchase and sale and the transactions contemplated hereby ("Closing") on May 1, 1996, at 2:00 p.m. Eastern Standard Time, in the offices of the Title Company in Dayton, Ohio, or at such other date and time as may be agreed upon by the parties. Purchaser and Seller agree to work toward an earlier Closing if conditions precedent to Closing can be reasonably accomplished by such earlier date.

      7.2 Seller's Documents; Other Deliveries. At Closing, Seller shall execute and/or deliver to Purchaser the following:

            7.2.1  A limited warranty deed to the Premises in accordance with
Section 4.1, conveying marketable title in recordable form to the Premises to Purchaser (or its nominee) free, clear and unencumbered, subject, however, to the Permitted Exceptions.

            7.2.2 A Bill of Sale with full warranties of title, conveying the Personal Property to Purchaser.

            7.2.3 An assignment of all warranties and guarantees with respect to the Property.

            7.2.4 An assignment of all leases and rental agreements concerning the Property or any portion thereof.

            7.2.5 Releases of all mortgages liens which are liens against the Premises.

            7.2.6 All other documents and instruments referred to in this Agreement which are to be delivered to Purchaser.

            7.2.7 An assignment of all permits, licenses and certificates and authority granted to Seller for the ownership occupation and operation of the Property.

            7.2.8  All of the Personal Property.

            7.2.9 Documents satisfactory to Purchaser and the Title Company, indemnifying Purchaser and the Title Company from all liability and expense, including attorneys' fees, in connection with unfiled mechanics' liens in the event of any work being completed or performed, or material being furnished, at, on, or about the Property within ninety (90) days of the date of Closing.

            7.2.10 The originals of all blueprints, construction plans, specifications and plats for all of the Improvements or Seller's rights to any of the foregoing that are held by third parties, if available.

            7.2.11 An owner's affidavit as to mechanics' liens, persons in possession of the Premises, unrecorded agreements, and such other matters required by the Title Company as a condition to its deletion of the printed General Exceptions relating to such matters from the title policy.

            7.2.12 All consents that may be required from any third person or entity in connection with the sale of the Property.

            7.2.13 Such evidence of Seller's due authorization of this agreement and the transactions as contemplated hereby in form and substance as shall comply with the requirements forth in Section 6.1.6.

            7.2.14 Such other documents or instruments as may be reasonably required by Purchaser, required by other provisions of this Agreement, or as may be reasonably necessary to effectuate Closing, including, but not limited to, a closing statement and affidavit of non-foreign status. All of the documents and instruments to be delivered by Seller shall be in form and substance reasonably satisfactory to counsel for Purchaser.

      7.3. Purchaser's Documents. At Closing, Purchaser shall execute and/or deliver to Seller the following documents:

            7.3.1 An assignment of leases and rental agreements, as described in 7.2.4 hereof, and which shall include Purchaser's assumption of the obligations of the Lessor thereunder.

            7.3.2 Such other documents and instruments as Seller or the Title Company shall reasonably request in order to consummate this transaction, or as may be reasonably necessary to effectuate Closing, including, but not limited to, a closing statement.

Section 8.  Possession.
      Seller shall deliver possession of the Property to Purchaser at Closing.

Section 9.  Prorations and Expenses.

      9.1 Proration of Real Estate Taxes and Assessments. At or prior to Closing, Seller shall pay all real estate taxes and assessments on the Property, including all penalties, which become due and payable prior to the date of
Closing.   The Seller shall be responsible for payment of the December, 1995 installment of real estate taxes and assessments, for which bills have not yet been issued, but which are due. The June, 1996 installment of real estate taxes (due and payable in approximately July, 1996) and assessments which are a lien for the year in which the Closing occurs shall be prorated as of the date of Closing, based upon the most recent tax bills issued by the Treasurer of Greene County, Ohio, in accordance with the so-called "short form" method of proration (as is the customer for property located in Montgomery County, Ohio). Purchaser shall pay the June, 1996 installment of real estate taxes and all installments thereafter. In the proration herein provided, appropriate adjustments shall be made to account for any portion of such real estate tax proration which is pursuant to lease or rental agreement to be paid by tenants of the Property.

      9.2 Utility Expenses. Final reading on all gas, water and electric meters shall be made as of the date of Closing, if possible. Seller shall be responsible for all charges for consumption of utilities prior to the date of Closing and Purchaser shall be responsible for utility charges from and after the date of Closing. Any deposits made by Seller with utility companies shall be returned to Seller. Purchaser shall be responsible for making all arrangements for the continuation of utility services.

      9.3 Rent; Other Income and Expenses. The parties will prorate, as of the date of Closing, any miscellaneous income and expenses related to the Property, including, but not limited to, rents and other amounts due under any leases affecting the property.

      9.4 Security Deposits. Seller shall turn over to Purchaser all security deposits which Seller holds in connection with the Property at Closing, and Purchaser shall thereafter be responsible therefor and shall indemnify and hold Seller harmless in connection therewith.

      9.5 Estimates. All items that are not subject to an exact determination shall be estimated by the parties. When any item so estimated is capable of exact determination after Closing, the party in possession of the facts necessary to make the determination shall send the other party a detailed report on the exact determination and the parties shall adjust the prior estimate within ten (10) days after both parties have received the reports. Either party will be entitled, at its expense, to audit the records supporting the determination made. All prorations shall be made as of 11:59 p.m. on the day prior to the date of Closing. In all events, any adjustment which is to be made shall be made not later than 60 days after the Closing Date. If the adjustment is not capable of being made within such 60-day period, the estimate utilized at closing adjusted for any information learned during the 60-day period shall be conclusively deemed to be the final and correct determination of such matter as between the parties hereto. Purchaser and Seller agree to use reasonable and good faith efforts to obtain all information necessary to make final determinations within the 60-day time period provided hereby and to disclose any such information as and when learned promptly to the other party.

Section 10.  Condemnation or Casualty.

      10.1 Condemnation. If between the date of this Agreement and the date of Closing all or any portion of the Property is taken or is made subject to condemnation, eminent domain or other governmental or quasi-governmental acquisition proceedings, then the following provisions shall apply. In the event Seller receives a written notice from any governmental or quasi-governmental authority with powers of eminent domain to the effect that a condemnation as to any portion or all of the Property is pending or contemplated, Seller shall notify Purchaser promptly after receipt of the notice. If the proposed or pending condemnation is one that could reasonably be expected to render any portion of the Premises untenantable, then Purchaser may, upon receipt of notice of the event, cancel this Agreement at any time prior to Closing, in which event neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that Purchaser shall not elect to terminate, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected prior to the Closing by reason of the condemnation. In that event, this transaction shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the gross proceeds received by Seller, less reasonable out-of-pocket costs and reasonable attorneys' fees expended by Seller. If, however, Seller has not received any proceeds by reason of such condemnation prior to the Closing and Purchaser does not elect to terminate Purchaser's obligations under this Agreement, then the Closing shall take place without abatement of the Purchase Price, and Seller shall assign and transfer to Purchaser at Closing by written instrument all of Seller's right, title and interest in any condemnation awards, less, however, the amount required to reimburse Seller for any of the out-of-pocket costs and reasonable attorneys' fees expended by Seller prior to the date of Closing.

      10.2 Casualty. In the event of substantial loss or damage to the Property prior to the Closing by fire or other casualty, Purchaser may, at any time after receipt of notice or knowledge of that event, cancel this Agreement, in which event neither party shall have any further rights or obligations under this Agreement other than those rights and/or obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that Purchaser shall not elect to terminate, or if the loss or damage is not "substantial," then this Agreement shall remain in full force and effect and Purchaser shall proceed to close and take the Property as damaged, in which event Purchaser shall be entitled to receive the insurance proceeds payable on account of such loss or damage plus a credit against the purchase price equal to the amount of any deductible, co-insurance or self insurance carried by Seller, so that Purchaser shall receive, in effect, the full replacement cost of the loss or damage, as the cost is determined in the settlement with the insurer, or if there be no insurer, then based upon the actual costs or reasonable estimates of actual costs, as the parties shall reasonably agree, to completely and fully repair and replace such loss or damage. Seller and Purchaser shall each be entitled to participate in the settlement. As used in this Section 10.2, the term "substantial loss or damage" means any loss or damage resulting to the Property which the parties reasonably estimate will cost $100,000 or more to repair or restore.

Section 12.  Default.

      If the closing is not concluded due to failure of Purchaser to perform its obligations under this Agreement, Seller may terminate this Agreement by written notice to Purchaser, after which neither party shall have any further rights or obligations under this Agreement other than such rights or obligations that are expressly stated to survive consummation or termination of this Agreement.

      If the closing is not concluded due to failure of Seller to perform its obligations under this Agreement, Purchaser, at its option, may (a) elect to enforce the terms of this Agreement by action for specific performance or (b) terminate this Agreement by written notice to Seller, after which neither party shall have any further rights or obligations under this Agreement other than such rights or obligations that are expressly stated to survive consummation or termination of this Agreement.

Section 13.  Broker.

      13.1 Each party represents and warrants to the other that it has dealt with no agent or broker who has in any way participated in the sale of the Property other than Miller-Valentine Realty, Inc. Seller agrees to pay the brokerage commission due Miller-Valentine Realty, Inc. Any other fees or commissions that may be claimed shall be the sole responsibility of the party breaching the preceding warranty. Each party agrees to indemnify and hold harmless the other against any and all claims, judgments, costs of suit, attorneys' fees and other reasonable expenses that the other may incur by reason of any action or claim made against the other by any agent, advisor or intermediary appointed by or instructed by Seller or Purchaser as the case may be, arising out of this Agreement or sale of the Property to Purchaser. The foregoing indemnity shall survive Closing and delivery of the deed.

Section 14.  Binding Effect/Assignment.

      14.1 This Agreement shall be binding upon and shall insure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

      14.2 This Agreement may be assigned by Purchaser to any entity affiliated with the Miller-Valentine Group.

Section 15.  Notices.

      15.1 All notices permitted or required under this Agreement shall be in writing, and shall be deemed properly delivered when deposited in the United

States regular mail, postage prepaid, addressed to the parties at their respective addresses set forth below or as they may otherwise specify by written notice delivered in accordance with this Section:

            As to Purchaser:        Miller-Valentine Realty, Inc.
                                    4000 Miller-Valentine Court
                                    Dayton, Ohio  45439
                                    Attention:  Vern Oakley

            As to Seller:           Angeles Partners XIV
                                    c/o Insignia Financial Group, Inc.
                                    One Insignia Financial Plaza
                                    P. O. Box 1089
                                    Greenville, South Carolina  29602
                                    Attention:  John C. LeBeau

Section 16.  Expenses.

      16.1 Seller shall pay for any transfer tax and conveyance fee in connection with recording the deed in connection with the sale of the Premises and costs of obtaining the survey required hereby. Purchaser shall pay all costs, fees and premiums of the Commitment, environmental assessment, and Title Policy. Purchaser shall pay recording charges for the deed and any mortgages Purchaser may place upon the Premises. Each party shall pay for its own legal and accounting fees and incidental expenses.

Section 17.  Miscellaneous.

      17.1 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, any words in the singular number shall be held to include the plural, and vice versa, unless the contest requires otherwise.

      17.2 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit, or prescribe the scope or intent of this Agreement or any part of this Agreement.

      17.3 Construction. No provisions of this Agreement shall be construed by any Court or other judicial authority against any party by reason of that party's being deemed to have drafted or structured the provisions.

      17.4 Entire Agreement. This Agreement constitutes the entire contract between the parties and supersedes all prior understandings, if any, there being no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution of this Agreement and none have been relied upon by either party. Any subsequent conditions, representations, warranties or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties.

      17.5  Time of Essence.  Time is of the essence in this transaction.

      17.6 Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Purchaser shall be determined, in accordance with the laws of the State of Ohio.

      17.7 Date of Agreement, Counterparts. The date of this Agreement shall be the date on which the last of Purchaser or Seller shall execute this Agreement. This Agreement may be executed in counterparts each of which shall constitute an original but all of which taken together shall constitute one and the same instrument.

      WITNESS the execution hereof effective as of the date first above written.


PURCHASER

MILLER VALENTINE REALTY, INC.


By: /s/ James M. Miller

Its: Chief Executive Officer

Date: March 6, 1996


SELLER:

ANGELES PARTNERS XIV, a California partnership

By:   ANGELES REALTY CORPORATION II,
      its general partner

      By: /s/ Robert D. Long, Jr.

      Its: Vice President/CAO

      Date:




                                    EXHIBIT A
                                   Project 52

            Situate in the Township of Beavercreek, County of Greene, State of Ohio, and being Lot numbered (1A) Replat Beavercreek Business Center, as recorded in Plat Book 21, pages 10 and 11 of the plat records of Greene County, Ohio.